EXHIBIT 23.1

Consent of Independent Auditors

We consent to the use of our report dated June 20, 2003, with respect to the financial statements and supplemental schedule of the AEGON USA Inc. Profit Sharing Plan for the years ended December 31, 2002, 2001 and 2000, included in the Form 11-K filing of the AEGON USA Inc. Profit Sharing Plan.

/S/ ERNST & YOUNG LLP

Des Moines, Iowa
June 27, 2003